AGREEMENT AND RELEASE

This Agreement and Release (this “Agreement”) is entered into as of October 18, 2017, by and between U.S. Energy Corp. (the “Company”), a Wyoming corporation and Stephen Conrad, Thomas Bandy, Jerry Danni, James Fraser, and Leo Heath (collectively the “Former Directors”). The Company and the Former Directors are collectively referred to herein as the “Parties”.

BACKGROUND

WHEREAS, the Company sponsors and maintains the U.S. Energy Corp. Amended and Restated 2012 Equity and Performance Incentive Plan (the “Plan”)

AND WHEREAS, the Former Directors were Eligible Individuals under the Plan;

AND WHEREAS, on September 23, 2016 the board of directors of the Company purported to grant to each Former Director 58,500 shares of Company Common Stock $0.01 par value per share (the “Shares”) as restricted stock pursuant to the Plan;

AND WHEREAS, on April 27, 2017 the board of directors of the Company, by written consent, accelerated the vesting of the Shares;

AND WHEREAS, the Parties wish to resolve certain matters arising from the grant and issuance of the Shares.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREED TERMS

1.       Release. In consideration of the issuance, to each of the Former Directors, of 33,332 shares of Common Stock of the Company, each of the Former Directors, severally, on behalf of himself, his predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and his past, present and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, hereby release and discharge the Company, together with its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its past, present and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which the Former Directors have, or may have had, against the Company, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from:

(a)       the Shares and any alleged entitlement of the Former Directors thereto (the “Dispute”);

(b)       the failure by the Company to issue the Shares prior to the entry into this Agreement by the Company and the undersigned;

(c)       any and all other agreements between the Parties;

(d)       any and all other matters between the Parties; and/or

(e)       any and all claims under federal, state, or local law, rule or regulation.

This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys' fees related to or arising from the Dispute.

2.       Share Issuance. The Company shall cause the issuance of 33,332 shares of Common Stock of the Company to each of the Former Directors within 7 business days of the effectiveness of this Agreement as determined by paragraph 15 below.

3.       Taxes and Attorneys’ Fees. Each Former Director shall be solely responsible for, and is legally bound to make payment of, any taxes determined to be due and owing (including penalties and interest related thereto) by it to any federal, state, local or regional taxing authority as a result of the shares of Common Stock of the Company received by the Former Directors. Each Former Director understands that the Company has not made, and he does not rely upon, any representations regarding the tax treatment of the sums paid or Common Stock of the Company issued pursuant to this Agreement. Moreover, each Former Director agrees to indemnify and hold the Company harmless in the event that any governmental taxing authority asserts against the Company any claim for unpaid taxes, failure to withhold taxes, penalties or interest based upon the issuance of Common Stock to such Former Director. In addition, the Parties acknowledge and agree that they are solely responsible for paying any attorneys' fees and costs they incurred and that neither Party nor its attorney(s) will seek any award of attorneys' fees or costs from the other Party.

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4.       No Outstanding or Known Future Claims/Causes of Action. Each Former Director affirms that he has not filed with any governmental agency or court any type of action or report against the Company, and currently knows of no existing act or omission by the Company that may constitute a claim or liability excluded from the release in paragraph 1 above.

5.       Acknowledgment of Settlement. Each Former Director acknowledges that (a) the consideration set forth in this Agreement is in full settlement of all claims or losses of whatsoever kind or character that he has, or may ever have had, against the Company including by reason of the Dispute and (b) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, he is giving up forever any right to seek further monetary or other relief from the Company for any acts or omissions up to and including the date hereof, including, without limitation, the Dispute.

6.       No Admission of Liability. The Former Directors acknowledge that this Agreement was agreed upon as a compromise and final settlement of disputed claims and that issuance of Common Stock of the Company to the Former Directors is not, and may not be construed as, an admission of liability by the Company and is not to be construed as an admission that the Company engaged in any wrongful, tortious or unlawful activity. The Company specifically disclaims and denies (a) any liability to the Former Directors and (b) engaging in any wrongful, tortious or unlawful activity.

7.       Indemnification Agreement. Those certain Indemnification Agreements by an between each of the Former Directors and Angelus Capital Group, dated May 2, 2017 shall remain in full force and effect and this Agreement shall have no effect on the Indemnification Agreements.

8.       Agreement is Legally Binding. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs and estates.

9.       Entire Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. No modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

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10.       Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

11.       Governing Law and Choice of Forum. This Agreement is made and entered into within and shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Wyoming, without regard to the principles of conflicts of laws. Any action to enforce this Agreement shall be brought only in the state or federal courts located in the City and County of Denver, Colorado.

12.       Reliance on Own Counsel. In entering into this Agreement, the Parties acknowledge that they have relied upon the legal advice of their respective attorneys, who are the attorneys of their own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by the other Party.

13.       Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.       Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party’s execution of this Agreement is not in violation of any by-law, covenants and/or other restrictions placed upon them by their respective entities

15.       Effectiveness. This Agreement shall become effective, as of the date above written, upon its execution and delivery by the Company and each of the Former Directors.

[signature page follows]

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IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date set forth above.

U.S. ENERGY CORP.

By:	/s/ David Veltri
Name:	David Veltri
Title:	Chairman, President and Chief Executive Officer

/s/ Thomas Bandy
Thomas Bandy

/s/ Stephen Conrad
Stephen Conrad

/s/ Jerry Danni
Jerry Danni

/s/ James Fraser
James Fraser

/s/ Leo Heath
Leo Heath

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